Exhibit 10.8

August 2, 2011

William J. Stuart

PO Box 789

Chatham, MA 02633

Dear Bill:

Synacor, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Chief Financial Officer, and you will initially report to the Company’s Chief Executive Officer, Ronald Frankel. This is a full-time, exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a starting salary at the rate of $250,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company. On the date the Company first becomes a public company as a result of an initial public offering or otherwise, your base salary shall increase to $290,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Board”). Your target bonus will be equal to 40% of your annual base salary. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that fiscal year. The bonus for a fiscal year will be paid after the Company’s books for that year have been closed (but in any event within 2 1/2 months after the close of that fiscal year) but only if you are employed by the Company at the time of payment. The determinations of the Board with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Stock Options. Subject to the approval of the Board or its Compensation Committee, you will be granted an option to purchase 500,000 shares of the Company’s Common Stock (the “Option”). The exercise price per share of the Option will be determined by the Board or its

William J. Stuart

August 2, 2011

Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Stock Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. The Option will be immediately exercisable, but in the event that your service terminates for any reason before you vest in the shares, the unvested portion of the purchased shares will be subject to repurchase by the Company at the lower of (a) the original exercise price or (b) the fair market value of the shares at the time your service terminates. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

In the event of a change of control, you will immediately vest 100% of any remaining Shares subject to the Option granted if (a) the acquirer or successor does not assume in full your Company option, (b) your compensation is reduced below your rate of compensation as of immediately prior to such change of control, or (c) there is a material reduction in your duties and responsibilities as a result of or within 12 months following such change of control.

5. Relocation. The Company shall reimburse you for the following relocation expenses that you incur in moving yourself from Cambridge, MA to the Buffalo, NY area: 1) Hotel stay at a reasonably priced hotel within first 60 days of employment; 2) Automobile rental within the first 30 days of employment; 3) 6 months of housing starting no later than October 1, 2011; 4) 6 months of utilities to coincide with housing 5) air travel two times a month for the first 6 months of employment. The employee agrees to move to the Buffalo, NY area by September 15, 2012. The Company shall provide an additional bonus in the amount of $40,000 to be paid to employee only if he and his spouse have relocated to Buffalo, NY by September 15, 2012. If you resign from the Company before completing 12 months of continuous service, you shall immediately refund to the Company all payments and reimbursements made by the Company for relocation expenses. If you resign from the Company after completion of 12 months of continuous service but before completing 36 months of continuous service, you will immediately refund to the Company a prorated amount of such payments and reimbursements. Excluding the additional bonus amount, any relocation reimbursements that result in income tax payable by you will be grossed up for taxes at the rate of 40% of the underlying relocation reimbursements.

6. Severance Pay.

(a) General. If (a) following the earlier of your and your spouse’s relocation as noted above and your completion of 12 months of continuous service with the Company or (b) if, earlier, at any time after the Company is subject to a Change of Control, the Company terminates your employment for any reason other than Cause or Permanent Disability and a Separation occurs (a “Qualified Termination”), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you (i) have returned all Company property in your possession, (ii) have resigned as a member of the Boards of Directors of the Company and all of its subsidiaries, to the extent applicable, and (iii) have executed a general release of all claims that you may have against the Company or persons affiliated with the

William J. Stuart

August 2, 2011

Company. The release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6.

(b) Salary Continuation. If you experience a Qualified Termination, then the Company will continue to pay your base salary for a period of twelve (12) months after your Separation. Your base salary will be paid at the rate in effect at the time of your Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments will commence on the Company’s first payroll that occurs on or following the 61st day after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation

(c) COBRA. If you experience a Qualified Termination, and if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your Separation, then the Company will pay the monthly premium under COBRA for yourself and, if applicable, your dependents, as it pays for active employees until the earliest of (i) the close of the Severance Period, (ii) the expiration of your continuation coverage under COBRA or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment

(d) Section 409A. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence during the seventh month after your Separation and (ii) the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum when the salary continuation payments commence.

7. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

8. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel

William J. Stuart

August 2, 2011

policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

9. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute.

11. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

“Change of Control” means:

(a) the consummation of any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting

William J. Stuart

August 2, 2011

power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction;

(b) the sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) a change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction. In addition, a transaction will not constitute a Change of Control unless such transaction also constitutes a “change in control event” as defined in Treasury Regulation §1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Permanent Disability” means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

* * * * *

William J. Stuart

August 2, 2011

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on August 5, 2011. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is contingent upon your starting work with the Company on or before August 8, 2011.

Bill, we are very pleased to be presenting you with this offer. We are confident that your skills, enthusiasm and professionalism will add to Synacor’s success while creating the opportunities and rewards that will help you achieve your professional goals. We look forward to having you as a part of our team.

If you have any questions, please call me at (716)362-3305.

Very truly yours,

SYNACOR, INC.

/s/ Julia Culkin
JULIA CULKIN, VICE PRESIDENT OF HUMAN RESOURCES

I have read and accept this employment offer:

/s/ William J. Stuart
Signature of William J. Stuart

Dated: 8/3/11

Attachment

Exhibit A: Proprietary Information and Inventions Agreement